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                           TRANSFER AGENCY AGREEMENT

                                  (MAS Funds)

         AGREEMENT made as of November 18, 1993 by and between MAS Funds, a Pennsylvania business trust (the "Fund"), and United States Trust Company of New York, a bank and trust company chartered under the laws of the State of New York ("U.S. Trust").

                             W I T N E S S E T H:

         WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the 111940 Act"); and

         WHEREAS, the Fund wishes to retain U.S. Trust to provide transfer agent and dividend disbursing services with respect to the Fund, and U.S. Trust is willing to furnish such services;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1.       Appointment and Delegation.

                  (a) The Fund hereby appoints U.S. Trust to provide transfer agent and dividend disbursing services for the Fund, subject to the supervision of the Board of Trustees of the Fund (the "Board"), for the period and on the terms set forth in this Agreement. U.S. Trust accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Paragraph 5 of this Agreement. The Fund currently consists of the portfolios (each a "Portfolio" and, collectively, the "Portfolios") identified in Schedule B hereto.


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The Fund shall notify U.S. Trust in writing of each additional Portfolio established by the Fund. Each new Portfolio shall be subject to the provisions of this Agreement, except to the extent that said provisions (including those relating to the compensation and expenses payable by the Fund) may be modified with respect to such new Portfolio in writing by the Fund and U.S. Trust at the time of the addition of such new Portfolio.

                  (b) U.S. Trust is hereby authorized to use the services of its wholly-owned subsidiary, Mutual Funds Service Company ("MFSCII), to perform any of the functions provided for hereunder; provided that such use shall in no way limit U.S. Trust's contractual rights and obligations hereunder. Reference (except under Paragraph 2 hereof) to U.S. Trust herein shall be deemed to include MFSC.

         2.       Representations and Warranties:

                  (a)      U.S. Trust represents-and warrants that:

                           (i) it is a bank and trust company duly chartered,
organized and existing and in good standing under the laws of the State of New York;

                           (ii) it is duly qualified to carry on its business
in the State of New York;

                           (iii) it is empowered under applicable laws and by
its Charter and By-Laws to enter into and perform this Agreement;

                           (iv) all requisite corporate proceedings have been
taken to authorize U.S. Trust to enter into and perform this Agreement;

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                           (v) it has, and will continue to have, access to
the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

                           (vi) no legal or administrative proceedings have
been instituted or threatened which would impair U.S. Trust's ability to perform its duties and obligations under this Agreement; and

                           (vii) its entrance into this Agreement shall not
cause a material breach or be in material conflict with any other agreement or obligation of U.S. Trust or any law or regulation applicable to it;

                  (b)  The Fund represents and warrants that:

                           (i) it is a Pennsylvania business trust, duly
organized and existing and in good standing under the laws of the Commonwealth of Pennsylvania;

                           (ii) it is empowered under applicable laws and by
its Declaration of Trust ("Declaration") and By-Laws ("By-Laws") to enter into and perform this Agreement;

                           (iii) all requisite proceedings have been taken to
authorize the Fund to enter into and perform this Agreement;

                           (iv) it is an investment company currently and
properly registered under the 1940 Act;

                           (v) a registration statement under the Securities
Act of 1933, as amended (111933 Act") and the 1940 Act on Form N-1A has been filed and is currently effective, and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will be made and will be current during the term of this Agreement;

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                           (vi) no legal or administrative proceedings have
been instituted or threatened which would impair its ability to perform its duties and obligations under this Agreement; and

                           (vii) its entrance into this Agreement shall not
cause a material breach or be in material conflict with any other agreement or obligation of the Fund, or any law or regulation applicable to it.

                  3. Delivery of Documents. The Fund will promptly furnish to U.S. Trust such copies, properly certified or authenticated, of contracts, documents and other related information that U.S. Trust may request or require to properly discharge its duties. Such documents may include but are not limited to the following:

                           (a) Resolutions of the Board authorizing the
appointment of U.S. Trust to provide transfer agent services to the Fund;

                           (b) The Fund's Declaration, as amended;

                           (c) The Fund's By-Laws, as amended;

                           (d) The Fund's Notification of Registration on
Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

                           (e) The Fund's registration statement, including
exhibits, on Form N-1A under the 1933 Act and the 1940 Act, and all amendments thereto, as filed with the SEC (the "Registration Statement");

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                           (f) A copy of the Investment Advisory Agreement
between the Fund and Miller Anderson & Sherrerd dated July 1, 1988 (the "Advisory Agreement");

                           (g) A copy of the Custodian Agreement dated
November 18, 1986 between the Fund and Morgan Guaranty Trust Company of New York (Morgan Guaranty) (the "Domestic Custodian Agreement"); and a copy of the Custodian Agreement dated September 1, 1993 between the Fund and Morgan Stanley Trust Company (Morgan Stanley) (the "International Custodian Agreement") (together, Morgan Guaranty and Morgan Stanley are referred to herein as the "Custodian");

                           (h) opinions of counsel and auditors reports;

                           (i) The Fund's current Prospectuses and Statement
of Additional Information relating to all Portfolios and all amendments and supplements thereto (such Prospectuses and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, are herein called the "Prospectuses"); and

                           (j) Such other agreements as the Fund may enter
into from time to time, including securities lending agreements, futures and commodities account agreements, brokerage agreements, and options agreements.

                  4. Services Provided by U.S. Trust.

         U.S. Trust will provide the following transfer agent and dividend disbursing services, subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Fund's Registration Statement, Declaration and By-Laws, applicable laws and regulations, and all resolutions and policies adopted by the Board:

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                           (a) Maintaining records for each Fund shareholder
showing the following: (i) Name, address and tax identification number; (ii) Number of shares held of each Portfolio of the Fund; (iii) Historical information, including dividends paid and date and price of all share purchases, redemptions and other transactions; (iv) All dividend reinvestment orders (if any), applications, dividend addresses and correspondence relating to current maintenance of the account; and (v) Pertinent data as reasonably may be requested, added and or designated by the Fund's officers.

                           (b) Recording the issuance of shares of each
Portfolio. Except as specifically agreed in writing between U.S. Trust and the Fund, U.S. Trust shall have no obligation to take cognizance of any other laws relating to the issue and sale of such shares.

                           (c) Transferring on the records of the Fund shares,
whether represented by certificates or held in non-certificate form, upon the surrender to it of the certificate or, in the case of non-certificated shares, comparable transfer documents in proper form for transfer, and upon cancellation thereof countersigning and issuing new certificates or other documents of ownership for a like amount of shares and delivering the same pursuant to the transfer instructions.

                           (d) In the event that any check or other order for
the payment of money is returned unpaid for any reason, taking such steps, including redepositing said check for collection or returning said check to the investor, as U.S. Trust may, at its discretion, deem appropriate, and notifying the Fund of such action.

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                           (e) Preparing, filing with the Internal Revenue
Service and mailing to shareholders such returns for reporting payment of dividends and distributions as are required by applicable laws to be so filed and/or mailed, provided that U.S. Trust shall withhold such sums as are required to be withheld under applicable Federal income tax laws rules and regulations.

                           (f) Mailing proxy statements, proxy cards and other
materials and receiving, examining and tabulating returned proxies. U.S. Trust shall certify that all proxies have been mailed, make interim reports of the status of such tabulation to the Fund upon request, and shall certify the final results of the tabulation.

                           (g) Prepare and mail checks, place wire transfers
or credit income and capital gain payments to shareholders. The Fund shall advise U.S. Trust of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date. U.S. Trust shall, on or before the payment date of any such dividend or distribution, notify the Fund's Custodian of the estimated amount required to pay any portion of said dividend or distribution payable in cash, and on or before the payment date of such distribution, the Fund shall instruct-its Custodian to make available to U.S. Trust sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to his/her account and/or certificates delivered where requested. A shareholder not electing issuance of certificates will receive a confirmation from U.S. Trust indicating the number of shares credited to his/her account.

                           (h) Except as otherwise provided in this paragraph
(h), U.S. Trust shall not be responsible for processing subscription or redemption transactions. U.S. Trust shall

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process subscription and redemption transactions as set forth below in sub-paragraphs (1) and (2) with respect to individual or profit sharing accounts of investors who are employees of Miller Anderson & Sherrerd ("Employee Investors"); provided, however, that U.S. Trust shall process such transactions only when requests to purchase or redeem shares are received by U.S. Trust directly from such Employee Investors. U.S. Trust shall:

                           (1) Subject to acceptance by the Fund and its
distributor, process all orders for the purchase of shares of the Fund in accordance with the Fund's current registration statement. Upon receipt of any check or other payment for purchase of shares of the Fund from an Employee Investor, U.S. Trust will (i) stamp the envelope with the date of receipt,
(ii) forthwith process the same for collection, (iii) determine the amounts thereof due the Fund, and notify the Fund of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to the Fund's custodian bank account during such day. U.S. Trust shall then credit the share account of the Employee Investor with the number of shares to be purchased made on the date such payment is received by U.S. Trust, as set forth in the Fund's current prospectus and shall promptly mail a confirmation of such purchase to the Employee Investor, all subject to any instructions which the Fund may give to U.S. Trust with respect to the timing or manner of acceptance of orders for shares relating to payments so received by it.

                           (2) Receive and stamp with the date of receipt all
valid requests for redemptions of shares held in certificate or non-certificate form, and process redemption requests as follows: W if such certificate or redemption request complies with the applicable standards approved by the Fund, U.S. Trust shall on each business day on which any

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such redemption request is received notify the Fund of the total number of shares presented and covered by such requests received by U.S. Trust on such day; (ii) on or prior to the seventh calendar day succeeding any such requests received by U.S. Trust, U.S. Trust shall notify the Fund's custodian bank, subject to instructions from the Fund, to transfer monies to such account as designated by U.S. Trust for such payment to the redeeming Employee Investor of the applicable redemption price; (iii) if any such certificate or request for redemption does not comply with applicable standards, U.S. Trust shall promptly notify the Employee Investor or such fact, together with the reason therefore, and shall effect such redemption at the Fund's price next determined after receipt of documents complying with such standards or, at such other time as the Fund shall so direct.

                  5. Fees; Expenses; Expense Reimbursement

                           (a) As compensation for the services rendered to
the Fund pursuant to this Agreement, the Fund shall pay U.S. Trust such fees as are set forth in Schedule A to this Agreement. Such fees are to be computed daily and paid monthly on the second business day of the month following provision of the services. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

                           (b) For the purposes of determining any fees
calculated as a function of the Fund's assets, the value of the Fund's net assets shall be computed as required by its Prospectuses, generally accepted accounting principles and resolutions of the Board.

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                           (c) U.S. Trust will from time to time employ or
associate with such person or persons as may be appropriate to assist U.S. Trust in the performance of this Agreement. Such persons or persons may be officers and employees who are employed or designated as officers by both U.S. Trust and the Fund. The compensation of such person or persons for such employment shall be paid by U.S. Trust and no obligation will be incurred by or on behalf of the Fund in such respect.

                           (d) U.S. Trust will bear all of its own expenses in
connection with its performance of services under this Agreement except as otherwise provided herein. The Fund agrees to promptly reimburse U.S. Trust for any equipment and supplies specially ordered by or for the Fund through U.S. Trust and for any other expenses not contemplated by this Agreement that U.S. Trust may incur on the Fund's behalf at the Fund's request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund include, but are not limited to: taxes; SEC and state blue sky registration and qualification fees, levies, fines and other charges; charges and expenses of custodians; and expenses of typesetting, printing and production costs of shareholders, reports and proxy statements and materials; and costs and expenses of Fund stationery and forms.

                  6. Proprietary and Confidential Information. U.S. Trust agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund's prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of U.S. Trust's responsibilities and duties hereunder. U.S. Trust may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and obtaining approval in writing

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from the Fund, which approval shall not be unreasonably withheld and may not be withheld where U.S. Trust may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities. Waivers of confidentiality are automatically effective without further action by U.S. Trust with respect to Internal Revenue Service levies, subpoenas and similar actions, or with respect to any request by the Fund.

                  7. Duties, Responsibilities and Limitation of Liability

                  (a) In the performance of its duties hereunder, U.S. Trust shall be obligated, as applicable, to exercise the due care and diligence of a mutual fund transfer and dividend disbursing agent, and in all events to act in good faith in performing the services provided for under this Agreement. In performing its services hereunder, U.S. Trust shall be entitled to rely on any oral or written instructions, notices or other communications from the Fund and its Custodian, officers and directors, investors, agents and other service providers which U.S. Trust reasonably believes to be genuine, valid and authorized. U.S. Trust also shall be entitled to rely on the advice and opinions of outside counsel acceptable to the Fund, as necessary or appropriate.

                  (b) Subject to the foregoing, U.S. Trust shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund, in connection with the matters to which this Agreement relates, except for a loss or expense resulting from willful misfeasance, bad faith or gross negligence on U.S. Trust's part in the performance of its duties or from reckless disregard by U.S. Trust of its obligations and duties under this Agreement. Any officer, director, partner, employee or agent of the Fund who is also an officer, director, partner,

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employee or agent of U.S. Trust shall be deemed to be rendering services to or acting solely for the Fund, except when rendering services or business in connection with U.S. Trust's duties hereunder.

                  (c) Subject to Paragraph 7(b) above, U.S. Trust shall not be responsible for, and the Fund shall indemnify and hold U.S. Trust harmless from and against, any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities arising out of or attributable to:

                           (i) all actions of U.S. Trust or its officers or
agents required to be taken pursuant to this Agreement;

                           (ii) the reliance on or use by U.S. Trust or its
officers or agents of information, records, or documents which are received by U.S. Trust or its officers or agents and furnished to it or them by or on behalf of the Fund, and which have been prepared or maintained by the Fund or any other third party on behalf of the Fund;

                           (iii) the Fund's refusal or failure to comply with
the terms of this Agreement or the Fund's lack of good faith, or its actions, or lack thereof, involving gross negligence or willful misfeasance;

                           (iv) the breach of any representation or warranty
of the Fund hereunder;

                           (v) reasonable and justified reliance by U.S. Trust
on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

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                           (vi) the reliance on or the carrying out by U.S.
Trust or its officers or agents of any proper instructions reasonably believed to be duly authorized, or requests of the Fund or recognition by U.S. Trust of any share certificates which are reasonably believed to bear the proper signatures of the officers of the Fund and the proper countersignature of any former or current transfer agent or registrar of the Fund; or

                           (vii) the offer or sale of shares by the Fund
and/or its distributor (a) in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state, or (b) in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state resulting from activities, actions, or omissions by the Fund or its distributor or existing or arising out of activities, actions or omissions by or on behalf of the Fund prior to the effective date of this Agreement.

                           (d) U.S. Trust shall indemnify and hold the Fund
harmless from and against any and all losses, damages, costs, charges, reasonable attorneys' fees and expenses, payments, expenses and liabilities arising out of or attributable to U.S. Trust's refusal or failure to comply with the terms of this Agreement; U.S. Trust's breach of any representation or warranty made by it herein; or U.S. Trust's lack of good faith, or acts involving gross negligence, willful misfeasance or reckless disregard of its duties.

                  8 Term. This Agreement shall become effective on the date first hereinabove written. This Agreement shall continue in effect unless terminated by either party on 90 days, prior written notice. Upon termination of this Agreement, the Fund shall pay to U.S.

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

Trust such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of termination or the date that the provision of services ceases, whichever is later.

                  9. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given when delivered in person or by certified mail, return receipt requested, to the parties at the following address (or such other address as a party may specify by notice to the other)

          If to the Fund:
                   MAS Funds

                  P.O. Box 868
                  One Tower Bridge
                  West Conshohocken, PA 19428-0868
                  Attn: Mr. Douglas Kugler

                  FAX:  (215) 940-06S2
                  with a copy to:
                  Richard W. Grant, Esquire
                  Morgan, Lewis & Bockius
                  2000 One Logan Circle
                  Philadelphia, PA 19103
                  FAX:     (215) 963-5299

         If to U.S. Trust:

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                  114 West 47th Street
                  New York, New York 10036
                  Attn: Division Director, Mutual Funds Division
                      FAX: (212)_____________

         with a copy to:

         Mutual Funds Service Company
         73 Tremont Street
         Boston, Massachusetts 02108
         Attn: Karl Hartmann,
                  Vice President and General Counsel
         FAX:   (617) 557-8616

Notice shall be effective upon receipt, if by mail, on the date of personal delivery, by private messenger, courier service or otherwise or upon confirmed receipt of telex or facsimile, whichever occurs first.

                  10. Assignability. This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party; provided, however, that U.S. Trust may in its own discretion and without limitation or prior consent of the Fund, whenever and on such terms and conditions as U.S. Trust deems necessary or appropriate, subcontract, delegate or assign its rights, duties, obligations and liabilities to its subsidiaries or affiliates; provided further, that any such subcontract, agreement or understanding shall not discharge U.S. Trust or its affiliates or subsidiaries, as the case may be, from the obligations hereunder. Similarly, U.S.

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Trust or its affiliated subcontractor, designee, or assignee may, at its discretion, without notice to the Fund, enter into such subcontracts, agreements and understandings, whenever and on such terms and conditions as U.S. Trust or they deem necessary or appropriate to perform services hereunder, with non-affiliated third parties; provided, however, that such subcontract, agreement or understanding shall not discharge U.S. Trust, or its subcontractor, designee, or assignee, as the case may be, from U.S. Trust's obligations hereunder.

                  11. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

                  12. Force Maleure. U.S. Trust shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars, acts of civil or military authorities, or governmental actions, nor shall any such failure or delay give the Fund the right to terminate this Agreement.

                  13. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

                  14. Severability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is

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inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

                  15. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                    MAS FUNDS

                                    By: /s/ Lorraine Truten
                                    --------------------------
                                    Name: Lorraine Truten
                                    Title: Vice President

                                    UNITED STATES TRUST COMPANY OF NEW YORK

                                    By:/s/Donald P. Hearn
                                    --------------------------
                                    Name: Donald P. Hearn
                                    Title: EVP

                                                        17

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                                  SCHEDULE A
                               SCHEDULE OF FEES

                No separate fee is payable under this Agreement



















                                      18

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                                  SCHEDULE B
                LISTING OF PORTFOLIOS SUBJECT TO THIS AGREEMENT

1.       Equity Portfolio

2.       Value Portfolio

3.       Small Capitalization Value Portfolio

4.       Growth Portfolio

5.       Emerging Growth Portfolio

6.       Fixed Income Portfolio

7.       Fixed Income II Portfolio

8.       Special Purpose Fixed Income Portfolio

9.       High Yield Securities Portfolio

10.      Limited Duration Fixed Income Portfolio

11.      Intermediate Duration Fixed Income Portfolio

12.      Mortgage-Backed Securities Portfolio

13.      Balanced Portfolio

14.      International Equity Portfolio

15.      Emerging Markets Portfolio

16.      Global Fixed Income Portfolio

17.      International Fixed Income Portfolio

18.      Cash Reserves Portfolio

19.      Select Value Portfolio

20.      Select Equity Portfolio



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21.      Select Fixed Income Portfolio

22.      Municipal Fixed Income Portfolio

23.      Pennsylvania Municipal Fixed Income Portfolio

                                   Exhibit A
                                 Amendment to

                           TRANSFER AGENCY AGREEMENT

    Paragraph 8 of the Transfer Agency Agreement ("Agreement") between MAS Funds ("Funds") and Chase Global Funds Services Company ("Chase") dated November 18, 1993 and amended by letter of agreement dated February 9, 1995, is hereby amended by striking Paragraph 8 in its entirety from the Agreement and replacing it as follows:

         "8. TERM.: This Agreement shall continue in effect for a minimum period of 24 months from the date set forth below and shall continue in effect thereafter unless terminated by either party on 90 prior written notice. Upon termination of the Agreement, the Fund shall pay Chase all fees and reimbursable expenses as may be due under the terms hereof as of the date of the termination or the that the provision of services ceases, whichever is later."

AGREED TO AND ACCEPTED:                            AGREED TO AND ACCEPTED:

Chase Global Funds Services Company                MAS Funds

    By:_______________________-                    By:_________________________
         Donald P. Hearn                           Lorraine Truten
         Chairman                                  Vice President, MAS Funds

Dated: November 18,1996

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